SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Exhibit 99.1

News Release

Contact:

Paul Chrisco, CFO

(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports updated information regarding integration and conversion of First Federal Bank to Your Community Bank

NEW ALBANY, Ind. (August 23, 2013) – In its Form 8-K filed July 3, 2013, amending the Form 8-K filed April 25, 2013, which presented certain pro forma financial information regarding the acquisition of the former First Federal Bank in Lexington, Kentucky, the Company disclosed that it expected “to incur acquisition and integration costs of approximately $800,000 to $1.3 million related to this transaction with approximately $950,000 expected incurred during the quarter ended June 30, 2013.”

The Company has now completed its conversion of the accounts of the former First Federal Bank to Your Community Bank’s systems. The estimated costs to complete the acquisition and integration are now expected to be approximately $300,000 to $350,000 with $200,000 to $250,000 incurred in the third quarter.

Community Bank Shares of Indiana, Inc. is the parent company of Your Community Bank in New Albany, Indiana and The Scott County State Bank in Scottsburg, Indiana, which are full-service banking subsidiaries. The Company is traded on the NASDAQ under the symbol CBIN.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2012 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.